Exhibit 99.1

Fellow Shareholders:

We announced our 3rd quarter earnings on Thursday evening October 25, 2018 and completed our first earnings call as a public company on Friday morning.  I’ll provide an overview of the highlights below, and Julie has a summary in her financial portion of this update, but if you’d like to read the full release and/or listen to the webcast of the earnings calls, you can do so at myfw.com and click on the investor relations tab at the top of the screen.

In terms of highlights, here are a few of the Q3 items we announced late last week:

•The big story,  no doubt,  was the completion of our IPO, which raised $34.1 million in net proceeds.  We received a strong response from institutional shareholders, as the offering was oversubscribed and priced within the expected range.

•Earnings available to common shareholders were up 195% from $0.5 million in Q2 2018 to $1.4 million in Q3 2018.

•Earnings per share, including the pro-rata dilution from the new IPO shares, was up 138%  to $0.19 in Q3 2018.

•Total loans grew at an annualized rate of 7.0% from Q2 2018 to Q3 2018, but on an average basis were up 13.4% annualized on a linked quarter basis.

•Trust and investment management assets and total deposits were each up by an annualized rate of 16.5% in Q3 2018.

I have heard from a few shareholders with questions regarding the decision to go public and the stock performance since the IPO.  Here is some background that I hope will be helpful.  The Board decided to go public based on several factors:

1.We wanted to pay down high cost preferred stock and subordinated debt on our balance sheet, which we did post-IPO, immediately increasing income to common shareholders by $2.7 million per year.

2.In addition, since that capital was discounted due to the recent Basel III rule changes, the new common stock raised in the offering was 419 basis points accretive to our CET1 capital ratios compared to the tier 1 preferred and tier 2 sub debt that we paid off.

3.We expect these stronger capital ratios to allow First Western to continue, and hopefully accelerate, our balance sheet growth, which had been capital constrained under the Basel III rules.

4.While we have demonstrated sharply improved earnings, we believe we need to be quite a bit larger to maximize efficiency, profitability and shareholder value.  To do that, we need more efficient access to the capital markets and support from institutional shareholders.

5.We have a history of acquisitions at First Western, with ten completed since we opened in 2004.  Having a public currency will make for a more competitive and attractive stock for additional acquisitions.

6.We felt the timing was good, as the environment for IPOs was favorable and the market was receptive to bank offerings during the first half of 2018.

At the time we made the decision to move forward in June, the most relevant regional bank stock index, the KRX, closed at 122.3(1).  Since that time, concern about slowing loan growth and rising deposits costs has caused sentiment to turn negative on the bank sector.  As of last Wednesday, the KRX index was trading at 94.6(2), a decline of 29% from June to October.  In terms of valuation metrics, on a forward P/E basis (the stock price compared to the projected earnings for the next 12 months), the KRX was trading at 12.1x(3) as of October 26th, well below the median valuation of 15.7x(4)  that the index has traded at over the past 13 years.  The selling pressure across the bank sector, combined with our light trading volumes, has made the stock performance since the IPO disappointing.

Note that there were seven bank IPOs in Q3, with none in October.  The IPO window appears to be closed for now.  It was important for us to have gone public while the window was still open so that we could raise the capital we need to execute on our growth strategies.  As we deliver on our growth plans and bank valuations rebound from the current depressed levels, we believe that our shareholders will be well rewarded over the long-term.

We have said that our near-term focus will continue to be building our business and growing revenues and earnings.  We believe we are operating in some of the best geographic markets in the country, and with the recent sale of local banks like Citywide, Guaranty Bank and Colorado Business Bank to out-of-state banks, we believe the competitive dynamics are very attractive.  As the second largest Colorado-based publicly held bank, we feel we have both great market opportunity and scarcity value that should positively impact the valuation of our franchise.

We can’t thank you enough for your patience and support in getting us to this point, and hope you share our optimism for our outlook at First Western.

Scott Wylie

Denver, CO

October 2018

(1) Source: Nasdaq KRX index historical closing date, June 8, 2018

(2) Source: Nasdaq KRX index historical closing date, October 24, 2018

(3) Source: Bloomberg KRX index 12-month forward P/E, October 26, 2018

(4) Source: Bloomberg KRX index 12-month forward P/E median from September 1, 2005 to October 26, 2018

Forward-Looking Statements

Statements in this communication regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this communication are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this communication and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) dated July 18, 2018 (“Prospectus”), and other documents we file with the SEC from time to time. We urge readers of this communication to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this communication, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

Excerpt from Q3 press release “First Western Reports Third Quarter 2018 Financial Results” dated October 25, 2018

Third Quarter 2018 Summary

•Completed initial public offering, raising net proceeds before expenses of $34.1 million

•Net income available to common shareholders of $1.4 million, compared to net income available to common shareholders of $0.5 million in Q3 2017

•Diluted EPS of $0.19, compared to $0.08 in Q3 2017

•Gross revenue of $14.4 million, compared to $14.1 million in Q3 2017

•Average loans increase $27.7 million, or 13.4% annualized from Q2 2018

•Total loans, excluding loans held for sale, of $857.3 million, a 7.0% annualized increase from Q2 2018 and an 8.5% increase from Q3 2017

•Total deposits of $878.6 million, a 16.5% annualized increase from Q2 2018 and an 8.1% increase from Q3 2017

•Total assets under management of $5.63 billion, a 15.5% annualized increase from Q2 2018 and an 8.6% increase from Q3 2017

•Efficiency ratio of 83.0%, an improvement from 88.8% in Q2 2018

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2018	2018	2017
Earnings Summary
Net interest income	$7,788	$7,577	$7,375
Less: Provision for credit losses	18	—	306
Total non-interest income	6,638	6,892	6,745
Total non-interest expense	12,176	13,084	12,134
Income before income taxes	2,232	1,385	1,680
Income tax expense	543	337	632
Net income	1,689	1,048	1,048
Preferred stock dividends	(255)	(562)	(584)
Net income available to common shareholders	$1,434	$486	$464
Basic and diluted earnings per common share	$0.19	$0.08	$0.08

Return on average assets	0.65%	0.41%	0.43%
Return on average shareholders' equity	6.01%	3.99%	4.26%
Return on tangible common equity(1)	1.62%	0.89%	0.93%
Net interest margin	3.29%	3.29%	3.35%
Efficiency ratio(1)	82.96%	88.84%	84.62%

(1)Represents a Non-GAAP financial measure. See full press release of “First Western Reports Third Quarter 2018 Financial Results” dated October 25, 2018 (located at www.myfw.com, Investor Relations link) for the “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Operating Results for the Third Quarter 2018

Revenue

Gross revenue (total income before non-interest expense, less gains on securities sold, plus provision for credit losses) was $14.4 million for the third quarter 2018, compared to $14.5 million for the second quarter of 2018. The slight decline in revenue was driven by a $0.3 million decrease in non-interest income, primarily due to a decline in mortgage activity. This was partially offset by a $0.2 million increase in net interest income.

Relative to the third quarter of 2017, gross revenue increased $0.3 million from $14.1 million. The increase was attributable to a $0.4 million increase in net interest income, partially offset by a $0.1 million decrease in non-interest income.

Net Interest Income

Net interest income for the third quarter of 2018 was $7.8 million, an increase of 2.8% from $7.6 million in the second quarter of 2018. The increase in net interest income from the second quarter was primarily attributable to higher average loan balances.

Relative to the third quarter of 2017, net interest income increased 5.6% from $7.4 million. The increase in net interest income from the third quarter of 2017 was primarily driven by higher average loan balances.

Net Interest Margin

Net interest margin for the third quarter of 2018 was 3.29%, unchanged from the second quarter of 2018. An 8 basis point increase in the average yield on loans, from 4.34% to 4.42%, was offset by a 9 basis point increase in the average cost of funds, from 0.84% to 0.93%.  Relative to the third quarter of 2017, the net interest margin decreased from 3.35%. A 3 basis point increase in the average yield on loans was offset by a 24 basis point increase in the average cost of funds.

Non-interest Income

Non-interest income for the third quarter of 2018 was $6.6 million, a decrease of 3.7% from $6.9 million in the second quarter of 2018. The decrease was primarily attributable to lower net gains on mortgage loans sold as a result of a lower volume of mortgages sold in the quarter.  This was partially offset by a 1.7% increase in trust and investment management fees due to growth in assets under management.

Non-interest income decreased 1.6% from $6.8 million in the third quarter of 2017, primarily as a result of a decline in trust and investment management fees and bank fees, partially offset by higher net gains on mortgage loans sold.

Non-interest Expense

Non-interest expense for the third quarter of 2018 was $12.2 million, a decrease of 6.9% from $13.1 million for the second quarter of 2018. The decrease was primarily attributable to lower salary expense and employee benefits expense as a result of streamlining the cost structure in certain areas of the Company, as well as lower professional fees.

Relative to the third quarter of 2017, non-interest expense was essentially flat.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

The Company’s efficiency ratio was 83.0% in the third quarter of 2018, compared with 88.8% in the second quarter of 2018 and 84.6% in the third quarter of 2017.

Income Taxes

The Company recorded income tax expense of $0.5 million for the third quarter of 2018, representing an effective tax rate of 24.3%, compared to 24.3% for the second quarter of 2018 and 37.6% for the third quarter of 2017. The decrease in the effective tax rate in the third quarter of 2018, as compared to the third quarter of 2017, was attributable to the reduction in the federal corporate tax rate that was effective January 1, 2018.

Loan Portfolio

Gross loans, excluding mortgage loans held for sale, totaled $857.3 million at September 30, 2018, compared to $842.6 million at June 30, 2018 and $789.9 million at September 30, 2017.  The increase in total loans from June 30, 2018, was primarily attributable to growth in the 1-4 family residential portfolio.

Deposits

Total deposits were $878.6 million at September 30, 2018, compared to $843.7 million at June 30, 2018, and $813.0 million at September 30, 2017. The increase in total deposits from June 30, 2018 was due to an increase money market deposits, primarily attributed to an increase in trust account related deposits.

Assets Under Management

Total assets under management increased by $210.2 million during the third quarter to $5.63 billion at September 30, 2018, compared to $5.42 billion at June 30, 2018 and $5.18 billion at September 30, 2017. The increase in assets under management from June 30, 2018 was primarily attributable to new client acquisitions and an increase in managed trust assets.

The increase from September 30, 2017 was due to increases across most asset categories, driven by contributions and market gains.

Credit Quality

Non-performing assets totaled $19.0 million, or 1.81% of total assets, at September 30, 2018, an increase from $3.7 million, or 0.35% of total assets, at June 30, 2018.  Approximately $11.3 million of the increase was related to a Cash, Securities, and Other loan. The credit is currently in the workout process and no specific reserve was required during the third quarter of 2018. The remainder of the increase in non-performing assets was related to administrative delays in renewing two credits that matured during the quarter.

The Company did not record any charge-offs in the third quarter. This marked the seventh consecutive quarter of no net charge-offs.

The Company recorded an immaterial amount of provision for loan losses for the third quarter of 2018. The modest provision reflected the lack of net charge-offs.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Capital

At September 30, 2018, First Western (“Consolidated”) and First Western Trust (“Bank”) exceeded the minimum capital levels required by their respective regulators, as summarized in the following table:

September 30,
2018
Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.22%
Tier 1 capital to risk-weighted assets	11.22%
Total capital to risk-weighted assets	12.90%
Tier 1 capital to average assets	9.09%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.42%
Tier 1 capital to risk-weighted assets	10.42%
Total capital to risk-weighted assets	11.31%
Tier 1 capital to average assets	8.45%